Exhibit 99.1

January 9, 2014

Dear Stockholders:

The Board of Directors of Wilson Bank Holding Company would like to share our record results of 2013 with you. This 26th year of operation set a record in earnings as our net income was $15.868 million which is an increase of $3.7 million over the previous record in 2012. The bank’s total assets as of December 31, 2013 were $1.749 billion which is an increase of $69 million in 2013.

The year of 2013 was a banner year as we saw great improvements in our economy. The bank’s achievements were many as we completed $1.3 million in technology upgrades and rolled out a number of new products and services. Our new services consisted of “Money Desktop”, “Mobile Deposit”, on-line account opening, “Opening Act”, “Kasasa” deposit program and our new website. We saw our newest Hendersonville office become profitable in the first twelve months, construction began on our new Donelson office and we expanded our Main Office parking area and added a new Drive-Up ATM at the Main Office.

We are extremely excited about 2014 as we look to take advantage of our many resources and opportunities. The year of 2013 has put your bank on the cutting edge for continued success as we remain an independent, hometown community bank.

The Board of Directors has declared a $.30 per share dividend to shareholders of record as of January 1, 2014 that will be payable on January 31, 2014. The current market price of your investment is $45.75 per share.

Their investment in Wilson Bank & Holding Company has contributed to many of our stockholders needing additional estate planning. We are conducting two Stockholder Estate Planning Seminars on February 18th at 12:00 Noon and 6:00 P.M. at the Main Office, 623 West Main in Lebanon. These seminars will be conducted by Paul Hayes, a partner and tax attorney with Howard Mobley Hayes & Gontarek, PLLC, a boutique law firm which limits its practice to the tax, trusts and estates, and litigation practice areas.

A meal will be served and reservations are required for these seminars. Please call Margaret Kilgore at (615) 443-6652 or email her at mkilgore@wilsonbank.com to reserve your space.

In closing, we deeply thank you for investing in Wilson Bank Holding Company and we are committed to making your investment the best possible. We ask for your continued business referrals as we have more to offer than ever before. Please call if we can be of service at anytime.

Sincerely,

/s/ Randall Clemons	/s/ Harold R. Patton

Randall Clemons	Harold R. Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company